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                                                                Exhibit 10.57

                                LICENSE AGREEMENT

         THIS AGREEMENT ("Agreement") is made effective the lst day of January, 1989, by and between HOBIE DESIGNS, INC., a California corporation (hereinafter referred to as "HOBIE"), and H.S.I., a California Corporation, (hereinafter referred to as "LICENSEE").

         A. HOBIE is the owner of the U.S. Trademark "Hobie" and has applied for the U.S. Trademark registration of "Hobie" in the forms shown and described on Exhibit "A" attached hereto, hereinafter collectively referred to as the "Trademark", with respect to sunglasses and related items.

         B. LICENSEE desires to secure the right and license to use the Trademark in connection with the manufacture and sale of certain merchandise, as more fully described hereafter, and HOBIE is willing to grant such license, all upon the terms and conditions as hereinafter set forth.

         NOW, THEREFORE, in consideration of the above recited facts and the mutual covenants and promises herein contained, the parties hereto agree as follows:
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1.       GRANT OF LICENSE

         1.1.     LICENSE

         Subject to the previous contract with SCG Sports, Inc., a California corporation, as described below, and to the limitations provided in Paragraph
1.2 below, HOBIE hereby grants to LICENSEE the exclusive right and license ("License") to manufacture and sell eye glasses, sunglasses, glasses frames, goggles, clip on sunglasses, glasses cases, glasses accessories and cleaning devices and materials for glasses ("Licensed Merchandise"), bearing the Trademark, in the Territory (as hereinafter defined). Except as otherwise provided herein, the Trademark shall be displayed on all Licensed Merchandise. In the event that LICENSEE desires at any time to use any altered or different form of the Trademark on any Licensed Merchandise, LICENSEE shall first submit the proposed form to HOBIE for approval and if approved by HOBIE, an application for registration as a trademark shall be submitted, at LICENSEE's expense, and thereafter the use of the altered or different form shall be subject to the provisions of this Agreement. The parties acknowledge and agree that HOBIE has previously entered into certain agreements with SCG Sports, Inc., which generally permits HOBIE to license SCG Sports, Inc. to manufacture and sell certain sunglass related accessory items bearing the name "Hobie" through their retail establishments known as Hobie Sports. Except for the


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right of HOBIE to license sunglass accessory items to SCG Sports as mentioned above, (which does not and shall not include a license to manufacture sunglasses bearing the HOBIE trademark), HOBIE shall not grant a license to the Licensed Merchandise and with respect to the Territory to any other person or entity. Nothing herein shall permit the sale of any prescription glasses in any manner not permitted by any State or Federal law.

         1.2.     TERRITORY

         The license hereby granted extends only to the United States (hereinafter "Territory"). Any extension of this License to Jurisdictions outside the United States (hereafter "Outside Jurisdiction") shall be subject to the terms of Paragraph 1.4 and subject to the express written consent of HOBIE. LICENSEE shall not sell, make any use of, or authorize any use, direct or indirect, of the Trademark outside the Territory without the prior written consent of HOBIE. With respect to any extension of this License to any Outside Jurisdiction, this License shall be non exclusive, provided however, that except for HOBIE'S right to License sunglass accessory items to SCG Sports, HOBIE has not and will not expressly grant a License to any other person or entity with respect to the Licensed Merchandise in any such Outside Jurisdiction.


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         1.3.     OWNERSHIP OF TRADEMARK

         LICENSEE agrees and hereby acknowledges that the Trademark, and all rights, registrations and entitlements thereto, as well as any simulations or variations thereof, together with all applications, registrations and filings with respect to the Trademark and any renewals and extensions of any such applications, registrations and filings are and shall remain the exclusive property of HOBIE DESIGNS, INC., and LICENSEE agrees never to assert any claim to or right to an interest in or title to the Trademark. LICENSEE acknowledges that it is only acquiring the license to use the Trademark in connection with the manufacture and sale of the Licensed Merchandise in the Territory notwithstanding that the manufacture of such Licensed Merchandise, if specifically authorized hereunder in writing, may be permitted to occur outside the Territory for the limited purpose of importing into the Territory. Subject to the limitations of Paragraph 7.1 herein, LICENSEE shall be permitted to use the Name "Hobie" in a fictitious business name but only in conjunction with the word "Sunglasses" and only in the form of the Trademark. If required, HOBIE shall file a Registered User Agreement with reference to LICENSEE with the proper governmental authorities with with respect to goods which are Licensed Merchandise under this Agreement. LICENSEE shall execute any required form of Registered User Agreement or similar required document which shall then be filed by HOBIE.


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         1.4.     RIGHT OF FIRST REFUSAL

         Except as HOBIE may have the right to give SCG Sports the right to use the Trademark on sunglass accessory items, HOBIE hereby grants to LICENSEE a right of first refusal to be granted a license with respect to the Licensed Merchandise in any other jurisdiction outside the Territory ("Outside Jurisdiction"). HOBIE shall not grant a license with respect to the Licensed Merchandise in any Outside Jurisdiction to any person or entity, other than the LICENSEE, without first offering, by written notice, to grant such license to LICENSEE upon substantially the same terms and conditions as provided herein, in which case LICENSEE shall have thirty (30) days within which to exercise such right of first refusal by written notice to HOBIE. If LICENSEE does not exercise such right of first refusal and commence any required registration of the Trademark within such thirty (30) day period, HOBIE shall thereafter be free to grant such license to any third party with respect to such Outside Jurisdiction in which case LICENSEE shall manage and coordinate such license, or, HOBIE shall thereafter be free to sell, manufacture or distribute Licensed Merchandise itself in such Outside Jurisdiction, and in either event LICENSEE and HOBIE shall share equally in any fees, royalties, profits or other compensation derived thereby.


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         1.5.     REGISTRATION IN OUTSIDE JURISDICTIONS

         LICENSEE shall not manufacture, sell, distribute or sublicense Licensed Merchandise in any Outside Jurisdiction without the prior written consent of HOBIE, which consent shall not be unreasonably withheld. In this connection, it shall be presumed a reasonable withholding of such consent if HOBIE determines that such consent might violate any law or might result in the characterization of the relationship between HOBIE and LICENSEE as anything other than that of a license to use a trademark. In the event LICENSEE desires to manufacture, sell, distribute or sublicense Licensed Merchandise in any Outside Jurisdiction, whether pursuant to the right of first refusal described in Paragraph 1.4 above, or otherwise, and if HOBIE agrees and consents in writing LICENSEE shall be permitted to do so, subject to the following:

                  (a) LICENSEE shall pay all costs, fees and charges for registration of the Trademark on behalf of or in the name of and for the benefit of HOBIE in the Outside Jurisdiction and all other costs related thereto (collectively "Registration Costs").

                  (b) Before any Royalties are payable to HOBIE related to sales in Outside Jurisdiction pursuant to Paragraphs 3.1 through 3.5, LICENSEE shall be


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entitled to offset its Registration Costs incurred in the Outside Jurisdiction, against Royalties earned in said Outside Jurisdiction.

                  (c) Sales by an approved sublicensee in any Outside Jurisdiction shall not be applied against Minimum Net Sales requirements specified in Paragraph 8.1.

2.       TERM

         2.1.     INITIAL TERM

         The initial term of this Agreement shall be for a period of twenty (20) years ("Initial Term"), commencing on January 1, 1989 ("Commencement Date"), and ending on December 31, 2008 ("Termination Date"). Each year of this Agreement shall be referred to as a "Contract Year" and shall begin on January 1 of each year and end on December 31 of that same year.

                  (a) First Option. At the end of the Initial Term, if LICENSEE is not in default under any of the terms hereof, LICENSEE shall have the option to elect to extend the Termination Date for a period of five (5) years ("First Option Period") under the same terms and conditions and subject to the schedule of Minimum Net Sales for the option years as set forth in Paragraph 8.1(b). This option ("First Option") may be exercised only by giving HOBIE written notice of exercise of the First Option on or before November 30, 2008. If the First Option is duly exercised, then the


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Termination Date shall be extended to December 31, 2013. If the First Option is not duly exercised as provided above, this Agreement shall terminate at the end of the Initial Term.

                  (b) Second Option. At the end of the First Option Period, if LICENSEE is not in default under any of the terms hereof, LICENSEE shall have the option to elect to extend the Termination Date for a period of five (5) additional years ("Second Option Period") under the same terms and conditions and subject to the schedule of minimum Net Sales for the option years as set forth in Paragraph 8.1(b). This option ("Second Option") may be exercised only by giving HOBIE written notice of exercise of the Second Option on or before November 30, 2013. If the Second Option is duly exercised, the Termination Date shall be extended to December 31, 2018, at which time this Agreement shall be terminated. If the Second Option is not duly exercised as provided above, then this Agreement shall terminate at the end of the First Option Period.

                  (c) Third Option. At the end of the Second Option Period, if LICENSEE is not in default under any of the terms hereof, LICENSEE shall have the option to elect to extend the Termination Date for a period of five (5) additional years ("Third Option Period") under the same terms and conditions (but excluding the option clause) and subject to the schedule of minimum Net Sales for the option years as set forth in Paragraph 8.1(b). This option ("Third Option") may be exercised only


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by giving HOBIE written notice of exercise of the Third Option on or before
November 30, 2018. If the Third Option is duly exercised, the Termination Date shall be extended to December 31, 2023, at which time this Agreement shall be terminated. If the Third Option is not duly exercised as provided above, then this Agreement shall terminate at the end of the Second Option Period.

                  (d) Under no circumstances shall LICENSEE use the Trademark after the Termination Date of this Agreement.

3.       ROYALTY PAYMENTS

         3.1.     ROYALTY

         Except as specified in Paragraph 3.5, LICENSEE shall pay to HOBIE as a royalty a sum ("Royalty") equal to the greater of (i) two percent (2%) of the Minimum Net Sales (as defined in Paragraph 8.1 herein) for each Contract Year, as hereinafter set forth, or (ii) two percent (2%) of the Net Sales (as defined in Paragraph 3.4 herein).

         3.2.     MANNER OF PAYMENT

         The Royalty with respect to Net Sales in any quarter shall be payable on the 20th day of the following quarter at the address designated by HOBIE from time to


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time. Unless otherwise specifically provided, all monetary calculations referred to in this Agreement shall be in U.S. dollars.

         3.3.     ADDITIONAL ANNUAL PAYMENT

         In the event the Net Sales of LICENSEE for any Contract Year do not meet the Minimum Net Sales for that Contract Year, as set forth in Paragraph 8.1, LICENSEE may, subject to the limitation provided below, maintain the License in effect by paying to HOBIE an amount equal to two percent (2%) of the Minimum Net Sales for that Contract Year, such payment to be made on or before March 1 of the year immediately following the Contract Year for which the minimums were not met. If LICENSEE fails to make such payment on or before such date, HOBIE shall have the right to terminate this Agreement pursuant to Paragraph 8.l. Notwithstanding the above, LICENSEE shall, in good faith, exert its best efforts to meet or exceed the Minimum Net Sales for each Contract Year, and if LICENSEE does not meet or exceed the Minimum Net Sales for any two (2) consecutive Contract Years, LICENSEE shall be presumed not to have exerted its good faith best efforts, and HOBIE shall then have the right to terminate this Agreement pursuant to Paragraph 8.1.


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         3.4.     NET SALES

         As used in this Agreement, "Net Sales" shall mean the gross U.S. dollar value of all sales by LICENSEE of Licensed Merchandise whether it bears or is identified by the Trademark and including, without limitation, Substandard Merchandise (as defined in Paragraph 9 herein), when shipped, less returns, discounts and allowances.

         3.5.     ROYALTIES FROM SUBLICENSE

         In the event LICENSEE requests, and is granted, the written consent by HOBIE to sublicense in any Outside Jurisdiction, LICENSEE shall pay to HOBIE fifty percent (50%) of any license fees, charges or other compensation relating to any such sublicense agreement within ten (10) days of receipt by LICENSEE.

4.       ADVERTISING

         4.1      SUPPLY OF ADVERTISING MATERIAL

         To the extent reasonably possible, HOBIE shall request its U.S. Licensees of other products to provide to LICENSEE copies of U.S. advertising material to assist LICENSEE in the design of its advertising program.


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         4.2.     NO PRESCRIBED MARKETING PLAN

         LICENSEE agrees that any advertising or marketing plan of LICENSEE employing the Trademark shall be distributed, published or conducted in a manner that is not detrimental to any of the merchandise, trademarks or tradenames or image of HOBIE. LICENSEE shall otherwise be entirely free to operate its business and employ the Trademark according to LICENSEE's own marketing plan or system. LICENSEE shall not be required to purchase any products or advertising or promotional materials from HOBIE. HOBIE is not, and shall not, suggest or mandate a marketing method, plan or system, since all such marketing decisions are within the discretion of LICENSEE.

5.       RECORDS AND BOOKS

         5.1.     MAINTENANCE OF RECORDS

         LICENSEE shall keep true and accurate books of account and records in accordance with generally accepted accounting principles, consistently applied, covering all transactions relating to this Agreement and the License hereby granted. Such books of account and records shall be maintained on LICENSEE's fiscal year, and all books of account and records shall be kept available for at least three (3) years after the termination of this Agreement. At any time with twenty-four (24) hours


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notice, and during regular business hours, HOBIE shall have the right to inspect, audit and copy the books and records of LICENSEE as they relate to this Agreement.

         5.2.     QUARTERLY REPORTS

         At the time LICENSEE makes each Royalty payment to HOBIE, LICENSEE shall submit to HOBIE a report, setting forth the number, description and sales price of the regular priced Licensed Merchandise and Substandard Merchandise, sold by LICENSEE for the preceding quarter, and a statement indicating how the Royalty was computed. This report shall also include a detailed account, in monetary figures, for the preceding quarter, of (i) all advertising and promotion expenditures by LICENSEE relating to the Licensed Merchandise and (ii) all returns of Licensed Merchandise to LICENSEE because of quality.

         5.3.     ANNUAL FINANCIAL STATEMENTS

         No later than one hundred twenty (120) days after the LICENSEE's fiscal year-end, LICENSEE shall furnish HOBIE with its annual financial statement with respect to the fiscal year just concluded. These documents will be held in strict confidence by HOBIE.


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         5.4.     AUDIT

         HOBIE and its duly authorized representatives, shall have the right upon reasonable notice to audit and copy the quarterly reports and annual financial statements and related documents referred to in Paragraphs 5.2 and 5.3 above, and all other documents and materials in the possession or under the control of LICENSEE with respect to the subject matter and terms of this Agreement, the cost of which shall be borne by HOBIE. If the audit discloses that the Royalty actually due exceeds the Royalty paid by an amount greater than three percent (3%) of the Royalty paid, LICENSEE shall pay, in addition to the unpaid Royalty, the cost of the audit performed by HOBIE and interest on said unpaid Royalty, computed from the date said Royalty accrued, at an annual rate of twelve percent (12%) or the highest rate permitted by law, whichever is less. If LICENSEE disagrees with the results of the audit performed by HOBIE, LICENSEE and its duly authorized representatives shall have the right to examine the audit papers prepared by or for HOBIE. After such examination, if LICENSEE still disagrees with HOBIE with respect to the Royalty actually due to HOBIE from LICENSEE, the representatives of both parties shall select an impartial, independent accounting firm ("Independent Auditors"), who shall perform an audit of the Royalty, at LICENSEE's expense, and shall determine the Royalty due to HOBIE from LICENSEE, if any. In the event the Independent Auditors should determine that the Royalty due exceeds the Royalty paid, by an


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amount not exceeding three percent (3%) of the Royalty actually paid, then
LICENSEE and HOBIE shall each pay one-half (1/2) of the cost of the audit performed by the Independent Auditors; and LICENSEE shall not be responsible for the HOBIE audit expenses as previously provided. In the event the Independent Auditors should determine that the Royalty paid exceeds the Royalty due by an amount exceeding three percent (3%) of the Royalty already paid, then HOBIE shall pay the cost of the audit performed by the Independent Auditors and shall pay LICENSEE the excess Royalty paid, plus interest at an annual rate of twelve percent (12%) or the highest rate permitted by law, whichever is less, computed from the date the excess Royalty was paid to HOBIE.

6.       STANDARDS OF MERCHANDISE

         6.1.     PURPOSE

         The provisions of this Paragraph 6, and any other Trademark control under this License Agreement, are for the sole purpose of enabling HOBIE to fulfill its obligations under the Lanham Act to exercise control over the integrity and quality of the Licensed Merchandise.

         6.2.     AUTHORIZED REPRESENTATIVES OF HOBIE

         HOBIE shall provide LICENSEE from time to time with the name of the business or entity, individual or individuals, each of whom shall be deemed an


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"Authorized Representative" under the terms of this Agreement, for the purposes set forth herein.

         6.3.     SAMPLES

         (a) Prior to any sale by LICENSEE of any line or style of Licensed Merchandise, LICENSEE shall submit no less than two (2) samples to HOBIE for quality approval relating to all aspects of the Licensed Merchandise, including, but not limited to, style, material and image, and all technical data and reports relating to the frames, lenses or other parts of the Licensed Merchandise. LICENSEE shall not sell or market any Licensed Merchandise without the prior written approval of HOBIE of the samples of each line or style.

         (b) At all times, LICENSEE shall work and cooperate with HOBIE or its Authorized Representative in the coordination of the style, color, and material so that they are consistent with the HOBIE image and other merchandise and items licensed under the Trademark or other HOBIE trademarks.

         (c) LICENSEE shall make no changes in any item of Licensed Merchandise after it has been approved without submitting a sample with the intended change to an Authorized Representative for approval.

         (d) Nothing herein shall require HOBIE to provide or submit samples or art work to LICENSEE; All designs, samples, styles or any combination thereof sub-


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mitted by LICENSEE to HOBIE which are approved by HOBIE shall become the property of HOBIE. Subject to the right of HOBIE to approve all designs and styles of the Hobie Sunglasses logo, LICENSEE shall have the exclusive right to use such logo designs and styles.

         6.4.     QUALITY CONTROL

         During the Term of this Agreement, HOBIE, or its Authorized Representative, shall notify LICENSEE in writing at any time that any or all of the Licensed Merchandise being manufactured, sold or distributed by LICENSEE under the Trademark does not meet the design or quality standards for that style or line of Licensed Merchandise as represented by the original samples duly approved, and HOBIE shall specify in what respect such Licensed Merchandise fails to meet such standards. The judgment of an Authorized Representative exercised in good faith shall be binding upon the parties as to whether or not Licensed Merchandise meets the quality standards of the sample. LICENSEE agrees that the Trademark shall not be placed on any Licensed Merchandise that is not substantially the same as the sample. Upon receipt of notification that certain Licensed Merchandise is not substantially the same as the sample, LICENSEE shall cease manufacturing such nonconforming Licensed Merchandise. Thereafter, LICENSEE shall have the right to sell the nonconforming Licensed Merchandise in any manner and to any person, but the Trademark shall not be attached or affixed to the Licensed Merchandise in any way.


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LICENSEE shall not manufacture, sell or distribute such nonconforming Licensed
Merchandise, or sell the same with the Trademark, until LICENSEE has resubmitted samples and received written approval as required in Paragraph 6.3.

         6.5      INSPECTION

         LICENSEE agrees to permit HOBIE or its Authorized Representatives to have access to LICENSEE's premises and place of manufacturing, storage, distribution and sale, during normal business hours, with reasonable notice, to evaluate matters relating to quality control and to perform inspections, which, in HOBIE's discretion, are reasonably necessary to insure that the design and quality standards required by HOBIE are being met.

7.       ACKNOWLEDGMENTS AND PROTECTIONS OF TRADE NAME

         7.1.     LICENSEE makes the following acknowledgments and agrees:

                  (a) That great value is placed on the Trademark and goodwill associated therewith in the Territory and elsewhere, and that the Trademark and all rights therein and goodwill pertaining thereto belong exclusively to HOBIE;

                  (b) That the consuming public and the industry associates the Trademark with products of consistently high quality;


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                  (c) That the conditions, terms, restrictions, covenants and limitations of this Agreement are necessary, equitable, reasonable and essential to assure the consuming public that all goods sold under the Trademark are of the same consistently high quality as sold by others who are or may hereafter be licensed to sell any products by, under or with the Trademark; and

                  (d) That outlets currently selling merchandise licensed under the Trademark are of high repute and integrity and follow high merchandising standards; and it is in the mutual interest of LICENSEE and HOBIE to protect and foster the value and reputation of the Trademark.

                  (e) That HOBIE may disapprove and request LICENSEE to terminate any unfair methods of business or any business practice HOBIE deems detrimental to the HOBIE name.

                  (f) That LICENSEE is expressly and specifically prohibited from incorporating or re-incorporating under the name "Hobie Sunglasses" or from changing LICENSEE's name to Hobie Sunglasses at any future date without the express prior written consent of HOBIE.

         7.2.     TRADEMARK RESTRICTION

         LICENSEE agrees that it will not use or permit the use of the Trademark for any purposes or uses other than those connected with the advertising, manufacture and


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sale of the Licensed Merchandise in the Territory. Upon termination of this
Agreement, LICENSEE itself shall not use, cause or permit to be used by any other person the Trademark or any similar trademark in its business or the business of any person, corporation or entity controlled by LICENSEE, or in which LICENSEE has an interest. LICENSEE shall, upon termination of this Agreement and at HOBIE's request, take such action or execute such documents as may be necessary or appropriate to reflect its surrender of the right to use the Trademark, as well as any and all other rights acquired by the LICENSEE under this Agreement.

         7.3.     TRADEMARK PROTECTION

         LICENSEE agrees to notify HOBIE in writing in the event LICENSEE becomes aware of any infringement or illegal use by any third party of the Trademark or any other trademark used by HOBIE, and LICENSEE shall cooperate fully with HOBIE in stopping such infringement. In the event HOBIE takes legal action with respect to any infringement, the cost and expense of any litigation that ensues shall be borne entirely by HOBIE. Any monetary recovery shall belong solely to HOBIE. If HOBIE declines to institute legal action to the extent permitted by the law of any applicable jurisdiction, LICENSEE may institute legal action at its sole expense and HOBIE shall fully cooperate with LICENSEE in such action by granting LICENSEE Power of Attorney on behalf of HOBIE for the purpose of said litigation only, subject to the provisions and limitations below. Any monetary recovery in such litigation by


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LICENSEE shall be allocated to LICENSEE. LICENSEE agrees that any relief other than such monetary relief, including without limitation, injunctive or equitable relief, which is requested by LICENSEE to protect the Trademark shall be sought for and on behalf of and shall be designated to the benefit of HOBIE alone. "Legal action" as used herein shall include demand letters, negotiation and settlement of disputes, as well as the filing of formal legal actions with a court of proper jurisdiction. Under no circumstances shall LICENSEE have the authority to settle or compromise a matter which in any way mitigates, lessens or restricts HOBIE's ownership interest in the Trademark without HOBIE's prior written approval and any action which purports to do so shall be null and void and shall also be a breach of this Agreement.

8.       TERMINATION

          8.1.     FAILURE TO MEET MINIMUM SALES

                  (a) Subject to the conditions and payments specified in Paragraph 3.3 above, and notwithstanding any other provision of this Agreement, HOBIE may terminate this Agreement during the Initial Term or during the First Option Period, the Second Option Period or Third Option Period, (i) upon written notice to LICENSEE on or before May 31 of the following year, if the LICENSEE's Net Sales for the previous one
         (1) Contract Year do not meet the Minimum Net Sales for that Contract Year and


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         LICENSEE fails to timely pay an amount equal to two percent (2%) of the
         Minimum Net Sales for that Contract Year, as provided in Paragraph 3.3 above; or, (ii) upon written notice to the LICENSEE on or before May 31 of the following year, if the LICENSEE's Net Sales for the previous two
         (2) Contract Years do not meet the Minimum Net Sales for such Contract Years. Failure to give notice by May 31 as required hereunder, shall constitute a waiver of the right to terminate with respect to the previous two (2) year period only; but shall not affect the right in any subsequent period. For purposes of this Agreement, Minimum Net
         Sales for the Contract Year ending December 31, 1989 shall be $750,000.00. For each Contract Year after 1989, including any option years, the Minimum Net Sales shall increase to reflect any increase in the annual cost of living in accordance with the most recently published Consumer Price Index, All Items, All Urban Consumers, Los Angeles-Long-Beach-Anaheim Area, 1980-1984 = 100, published by the United States Department of Labor. If at any time there shall cease to exist the Consumer Price Index in the form described above, there shall be substituted any official Index published by the Bureau of Labor Statistics or its successor or similar governmental agency as may then be in existence and shall be most nearly equivalent thereto.


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                  (b) This Agreement shall be deemed to have terminated and the
         Disposal Period, as defined in Paragraph 8.4 hereof, shall begin on the date HOBIE mails or delivers the notice of termination to LICENSEE, as provided in Paragraph 8.1.

         8.2.     FAILURE TO ADEQUATELY PERFORM

                  (a) Notwithstanding any other provision of this Agreement, HOBIE may terminate this Agreement if LICENSEE fails to deliver to its customers by the Completion Date (as defined below) at least eighty percent (80%) of confirmed, LICENSEE-accepted orders, or if in any Contract Year, the amount of units of Licensed Merchandise returned to LICENSEE because of defects or unacceptable quality, provided such quality complaint is objectively substantiated, exceeds five percent (5%) of the total units of Licensed Merchandise shipped by LICENSEE during that Contract Year unless, LICENSEE demonstrates adequate customer satisfaction for replacement of any defective merchandise or merchandise of unacceptable quality. For purposes of the foregoing, a confirmed LICENSEE-accepted order shall be deemed to exclude any order not delivered by LICENSEE for credit reasons or for any reasons beyond the control of LICENSEE (e.g., strikes, floods, natural disasters, acts of God, or delays caused by foreign or single sourcing). The term "Completion Date" shall mean the date after which the buyer need no


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         longer accept the Licensed Merchandise according to such buyer's purchase order. To exercise its right to terminate, HOBIE must give LICENSEE written notice by June 1 of the year following the Contract Year during which LICENSEE failed to meet the above stated delivery or return standards.

                  (b) HOBIE shall notify LICENSEE upon the alleged breach by LICENSEE of any material term of this Agreement not specifically referred to in Paragraph 8.1, 8.2 or 8.3. Except for the payment of Royalties as provided in Paragraph 8.2(c), LICENSEE shall then have thirty (30) days to cure the breach alleged by HOBIE. If, at the end of such thirty (30) day period, LICENSEE has not cured such breach to the reasonable satisfaction of HOBIE, HOBIE shall have the right to immediately terminate this Agreement by giving LICENSEE written notice of such termination.

                  (c) If HOBIE has not received the Royalty in accordance with Paragraphs 3.1 and 3.2 or the reimbursement in accordance with Paragraph 4.1 within fifteen (15) days after HOBIE has notified LICENSEE that the Royalty or the reimbursement is past due, HOBIE may terminate this Agreement immediately by giving LICENSEE written notice of such termination

         8.3.     WITHOUT PRIOR NOTICE

                  (a) HOBIE shall have the right to terminate this Agreement without prior notice if LICENSEE files a petition in bankruptcy; if a petition in bankruptcy is filed against LICENSEE; or if LICENSEE makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; if LICENSEE discontinues its business; if a receiver is appointed for LICENSEE or its business; or if LICENSEE becomes insolvent.

                  (b) LICENSEE shall have the right to terminate this Agreement without prior notice if HOBIE files a petition in bankruptcy; if a petition in bankruptcy is filed against HOBIE; if HOBIE makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law; if HOBIE discontinues its business; if a receiver is appointed for HOBIE or its business; or if HOBIE becomes insolvent.

         8.4      LIQUIDATION OF GOODS

         Upon the termination of this Agreement for any reason whatsoever, LICENSEE shall immediately discontinue its use of the Trademark and the Hobie Sunglasses name in connection with the design, manufacture or sale of the Licensed Merchandise, and thereafter will no longer use or have the right to use the Trademark or the Hobie Sunglasses name in any form or manner whatsoever. HOBIE shall have a right of first refusal to purchase all and only all finished goods and piece goods of the Licensed Merchandise in LICENSEE's possession and those goods ordered but not yet received but for which LICENSEE is obligated to pay at the date this Agreement is terminated, at a price equal to the inventory cost from vendors plus twenty percent (20%). If HOBIE declines to purchase all such goods at that time, then LICENSEE shall have one hundred twenty (120) days from the termination of this Agreement in which to sell its inventory of the Licensed Merchandise manufactured or ordered and in production prior to the termination date, through the regular channels of distribution. If any Licensed Merchandise remains unsold after the expiration of the one hundred twenty (120) days, LICENSEE shall have the right to dispose of the Licensed Merchandise in any manner and to any person, but the Trademark and any identifying labels shall not be attached or affixed in any way to such Licensed Merchandise. The Royalty provisions in Paragraph 3 shall apply to all sales of Licensed Merchandise made by LICENSEE after termination of this Agreement, whether sold with or without the Trademark. "Disposal Period" shall mean a period of ninety (90) days starting from the mailing of a notice of termination pursuant to Paragraphs 8.1 or 8.2 or upon termination without notice as set forth in Paragraph 8.3.

9.       SUBSTANDARD MERCHANDISE

         Substandard Merchandise shall be defined as Licensed Merchandise which is damaged, scratched, or contains manufacturing irregularities. In order to enable

HOBIE to fulfill its obligations under the Lanham Act to exercise control over the integrity and quality of the Licensed Merchandise, Substandard Merchandise shall be sold without the attachment of the Trademark or any other label or designation associated with HOBIE, provided however, that LICENSEE shall pay HOBIE Royalties on all sales of Substandard Merchandise in accordance with Paragraph 3.1.

10.      ASSIGNMENT AND SUBCONTRACTS

         10.1.    NO ASSIGNMENT OR SUBLICENSE BY LICENSEE; RIGHT OF FIRST
                  REFUSAL

         Under no circumstances may LICENSEE sublicense any rights under this Agreement without prior written consent of HOBIE; and the rights under this Agreement may only be assigned or transferred in total to any third party by LICENSEE, either directly or indirectly, whether by sale of all or a controlling interest in the stock of LICENSEE or otherwise, upon compliance with the following: Prior to any such assignment or transfer, LICENSEE shall first offer to sell and assign the License back to HOBIE upon the same terms and conditions offered to the third party. After receipt by HOBIE of written notice from LICENSEE of intent to assign or transfer stating the proposed terms, conditions and parties to such assignment or transfer ("Assignment Notice"), HOBIE shall have thirty (30) days to exercise HOBIE's right of first refusal to re-purchase the License. If HOBIE does not exercise its right of first refusal, then within the following ninety (90) days, LICENSEE may assign or transfer its rights hereunder to the party specified in the Assignment Notice and upon the terms and conditions specified in the Assignment Notice. After the end of such ninety (90) days, LICENSEE may only assign or transfer its rights hereunder by again giving HOBIE a right of first refusal and complying with the above-described procedure. In addition, LICENSEE shall not sublicense the manufacture of the Licensed Merchandise or the design, marketing or sale of the Licensed Merchandise or any combination thereof either in the Territory or in any Outside Jurisdiction without the prior written consent of HOBIE, which consent shall not be unreasonably withheld. In this connection, it shall be presumed to be a reasonable withholding of such consent if HOBIE determines that such consent might violate any law or might result in the characterization of the relationship between HOBIE and LICENSEE as anything other than that of a license to use a trademark. Any assignee of LICENSEE's rights under this Agreement shall assume all of LICENSEE's obligations hereunder and, in addition, upon any such assignment, notwithstanding the provisions of Paragraph 8.1, the Minimum Net Sales for the first Contract Year after the effective date of the assignment shall be at least seventy-five percent (75%) of the average of the actual Net Sales for the previous two (2) Contract Years, but not less than the Minimum Net Sales set forth in Paragraph 8.1.

         10.2.    SUBCONTRACT

         Subject to LICENSEE's adherence to the sampling and quality control provisions herein contained, and all other terms of this Agreement, LICENSEE shall specifically have the right to subcontract the manufacturing of the Licensed Merchandise with other firms, whether in or out of the Territory, but shall not have the right to subcontract the design, marketing or sale of the Licensed Merchandise or any combination thereof without the express prior written consent of HOBIE. LICENSEE shall specifically require any subcontracting manufacturer to agree in writing: (1) not to ship or sell Licensed Merchandise bearing the Trademark to any other person or entity except LICENSEE, and (ii) not to sell any goods bearing the Trademark to any entity outside the Territory without the express written consent of HOBIE.

         10.3.    ASSIGNMENT BY HOBIE

         At any time, HOBIE may assign its rights hereunder to an entity of its choice and LICENSEE shall cooperate with the documentation and cancellation of and re-registration of all necessary licenses and registered user agreements, so long as said actions do not materially affect LICENSEE's rights and duties.

         10.4.    REFUSAL OF ORDER OR DEAL

         In the event LICENSEE should refuse any order or refuse to deal with any customer, HOBIE reserves the right to fill any order or service any such customer. In the event that HOBIE elects to fill any such order or provide such service to any customer, any products required to complete that order or service must be purchased from LICENSEE if available at LICENSEE's published wholesale price and terms.

11.      INSURANCE

         LICENSEE shall at all times maintain a policy or policies of product liability and comprehensive liability insurance which shall provide for a total coverage, between primary and umbrella, of at least Five Million Dollars ($5,000,000.00), provided that such amount shall increase each year in accordance with the Consumer Price Index described in Paragraph 8.1 and provided further that the annual premiums for such insurance shall not exceed two percent (2%) of the Net Sales, as defined in Paragraph 3.4. If LICENSEE fails to maintain such insurance or if such insurance becomes unavailable or cannot be procured within the above annual premium limitation, and LICENSEE elects not to procure such coverage, then HOBIE shall have the right to terminate this Agreement upon thirty (30) days written notice to LICENSEE in the manner provided in Paragraph 8.2(b) and HOBIE shall thereafter have the right to manufacture and/or sell the Licensed Merchandise or authorize others to do so, without any payment to or sharing of fees or compensation with LICENSEE. At all times HOBIE and HOBART L. ALTER, individually, and any other persons or entities they or any of them require, shall be named as additional insureds on the policy or policies. LICENSEE shall provide HOBIE with a copy of the policy or policies and all endorsements thereto, as well as all certificates of insurance before any Licensed Merchandise is shipped. Failure to provide such certificates shall be a material breach of this Agreement. If this Agreement is terminated because such insurance cannot be procured within the above annual premium limitation and LICENSEE elects not to procure such coverage, then the provisions of Paragraph 8.4 shall apply, provided however, that if within one
(1) year after the date of termination HOBIE grants a license with respect to the Licensed Merchandise to any third party, then HOBIE shall purchase or require such third party to purchase from LICENSEE any remaining inventory of Licensed Merchandise at the price specified in Paragraph 8.4, up to a maximum inventory value equal to twenty-five percent (25%) of sales by LICENSEE in the twelve (12) month period preceding the termination.

12.      COOPERATION WITH U.S. LICENSEES

         At all times LICENSEE shall cooperate with HOBIE's designated Authorized Representative to oversee the administration of the rights and duties of the parties set forth herein on behalf of HOBIE. Nothing herein, however, shall constitute a delegation of nondelegable duties and HOBIE retains the right at all times to control the quality of the Licensed Merchandise and administer any portion of the contract, or all of it, as it may from time to time notify LICENSEE in writing.

13.      DISCLAIMER OF AGENCY

         Nothing in this Agreement shall create a joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the parties.

14.      NO COMPETITIVE MERCHANDISE

         For the purpose of enabling HOBIE to fulfill its obligations under the Lanham Act to exercise control over the integrity and quality of the Licensed Merchandise, during the term of this Agreement, LICENSEE agrees not to manufacture or sell merchandise under its own marks that is competitive with the Licensed Merchandise and LICENSEE shall not, under the name Hobie Sunglasses, sell any merchandise that is not Licensed Merchandise.

15.      GENERAL PROVISIONS

         15.1.    GOVERNMENTAL COMPLIANCE

         LICENSEE agrees to comply, at its own expense, with all laws, ordinances, rules, regulations, and other requirements of all governmental units or agencies within the Territory having jurisdiction pertaining to this Agreement, and proof of compliance therewith shall be furnished by LICENSEE to HOBIE upon request. LICENSEE shall pay all applicable governmental fees, taxes, charges and the like, shall secure all necessary governmental approvals, shall make all required or desired governmental filings and shall comply with all governmental laws and regulations in connection with this Agreement and the design, manufacture, promotion, advertising and sale of the Licensed Merchandise, all without cost to HOBIE.

         15.2.    NOTICES

         All notices and other communications which are required or which may be given under the provisions of this Agreement shall be in writing and may be delivered to a party by personal service or by United States mail, first class postage paid, at the indicated address, or shall be sent by telegram to the parties as follows:

         If to HOBIE:
         HOBIE DESIGNS, INC.
         P.O. Box 2205

         Capistrano Beach, California 92624
         With copy to:

         Gary V. Spencer, Esq.
         MESERVE, MUMPER & HUGHES
         18500 Von Karman Avenue, Suite 600
         Irvine, California 92715

         If to LICENSEE:

         H.S.I., dba Hobie Sunglasses
         P.O. Box 2516
         Capistrano Beach, CA. 92624
         Attn:  William Blackburn

         All notices and communications shall be deemed to have been received by the party to whom it was addressed on the tenth (10th) business day following the date of sending. Either party may change its address at any time by written notice to the other party as set forth below.

         15.3.    ENTIRE UNDERSTANDING

         The Agreement sets forth the entire agreement and understanding between the parties and may not be orally changed, modified or amended in any respect. To effect any change, modification, alteration or amendment, the same must be in writing, signed by the parties hereto.

         15.4.    REMEDIES

         In the event that either party should breach or violate any of the covenants, representations or warranties contained in this Agreement, the other party shall be entitled to exercise any right or remedy available to it either at law or in equity. Such rights and remedies shall include, but shall not be limited to, termination (as provided herein), damages and injunctive relief. The exercise of any right or remedy available to a party shall not preclude the concurrent or subsequent exercise by it of any other right or remedy and all rights and remedies shall be cumulative.

         15.5.    CHOICE OF LAW

         The validity, construction and enforcement of this Agreement insofar as it pertains to the validity and enforcement of the Trademark shall be governed by the law of the Territory. All other matters shall be governed by the laws of the State of California, U.S.A. The only venue and jurisdiction in which an action may be brought is in the Superior Court, for the County of Orange, State of California or the Federal U.S. District Court, Central District, State of California.

         15.6.    NO WAIVER

         No waiver by either party, whether express or implied, of any provisions of this Agreement or of any breach or default of any party, shall constitute a continuing waiver of such provision or any other provisions of this Agreement, and no such waiver by any party shall prevent such party from acting upon the same or any subsequent breach or default of the other party of any provisions of this Agreement.

         15.7.    LEGAL FEES

         In the event either party hereto shall institute any action to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief awarded by the court, to such attorneys' fees and litigation expenses as the court may award.

         15.8.    BINDING ON SUCCESSORS

         The provisions of this Agreement inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

         15.9.    NUMBER, GENDER

         The masculine, feminine and neuter and the singular and plural as used in this Agreement shall each include the others as the case may be or the context may require.

         15.10.   EFFECTIVENESS OF AGREEMENT

         The effectiveness of this Agreement shall be contingent on the approval of the appropriate governmental departments, including any department regulating currency regulation; It shall be LICENSEE's obligation to obtain said approvals and provide certified proof of compliance to LICENSOR.

         IN WITNESS WHEREOF, the parties have executed this Agreement this 30th day of March, 1989.

                                            HOBIE DESIGNS, INC., Licensor



                                            By: /s/  Jeffrey L. Alter
                                                -------------------------------
                                                Jeffery L. Alter, President

                                            "HOBIE"

                                            H.S.I., a California Corporation

                                            By: /s/  William W. Blackburn
                                                -------------------------------
                                                William Blackburn, President

                                            "LICENSEE"